Exhibit 10.5

Consulting Agreement with Westport Strategic Partners

CONSULTING AGREEMENT

CONSULTING AGREEMENT made this 26th day of June 2002, by and between BBJ Environmental Technologies, Inc., having an office at 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619 hereinafter referred to as “the Client” and Westport Strategic Partners, Inc., having an office at 3801 E. Florida Ave., Suite 400, Denver, Colorado 80210, hereinafter referred to as “the Consultant”.

WITNESSETH:

WHEREAS , the Client wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Corporation for the period under the terms and conditions hereinafter provided.

NOW, THEREFORE , in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Appointment

Client hereby appoints and engages Consultant as its advisor and hereby retains and employs Consultant on the terms and conditions of this Consulting Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement.

2.    Engagement

Client engages Consultant to provide the services described in paragraph 3 herein. Consultant accepts said engagement and Client as a client, and agrees to provide services to Client as further described in paragraph 3 below and subject to the provisions of this Consulting Agreement.

3.    Authority and Description of Services

During the term of this Consulting Agreement Consultant shall furnish some or all of the various services from time to time as requested by the Client and agreed upon by the parties as described herein:

a.	Provide a research report that is distributed to a combination of broker dealers, institutions, or micro and small-cap funds. Conduct follow-up conversations with recipients of the research report and introduce them to the company. Provide a listing of interested recipients of the research report to the Client and assist the Client in coordinating appointments with any interested recipient.

b.	Provide consultation on the shareholder relations aspects of the Client.

c.	Assist the Client in distributing or updating a current corporate profile and other financial information to the leading providers of fundamental business data so that both current and potential investors can readily access this information.

d.	Analyze the movement of stock from the DTC sheets and shareholder lists.

Consultant shall not be required to perform any investment banking related activities on behalf of CLIENT as a condition of this Agreement. For the purposes of this Agreement investment-banking activities shall be defined as being any of the following:

I.	The location, negotiation and/or securing of public or private debt for CLIENT.

II.	The location, negotiation and/or securing of any public or private equity for CLIENT.

III.	The production of any documentation that is to be utilized for the purposes and activities as relating to the activities as outlined in subheadings (1) and (2) above.

IV.	Any other activities as may normally be associated with the practice of investment banking.

4.    Term of Agreement

This Consulting Agreement shall become effective July 1, 2002 and shall continue thereafter and remain in effect for a period of six (6) months. It is expressly acknowledged and agreed by and between the parties hereto that Consultant shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time any agreed and/or specified retainer (deposit, initial fee, down payment) in U.S. funds, and/or other specified and/or agreed valuable consideration, has been received by Consultant as outlined on Addendum “A”. Time is of the essence with respect to payment by Client to Consultant.

5.    Where Services Shall be Performed

Consultant’s services shall be performed at the main office location of Consultant or other such designated location(s) as Consultant and Client agree are the most advantageous for the work to be performed.

6.    Limitations on Services

The parties hereto recognize that certain responsibilities and obligations are imposed by Federal and State securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house “due diligence” or “compliance” departments of brokerage houses, etc. Accordingly, Consultant agrees as follows:

a.	Consultant shall NOT release any financial or other information or data about Client without the consent and approval of Client.

b.	Consultant shall NOT conduct any meetings with financial analysts without informing Client in advance of any proposed meeting; the format or agenda of such meeting and Client may elect to have a representative of Client attend such meeting.

c.	Consultant shall NOT release any information or data about Client to any selected or limited person(s), entity, or group if Consultant is aware that such information or data has not been generally released or promulgated and Client requests in writing that said information or data is not to be so released or promulgated.

7.    Duties of Client

a.	Client shall supply Consultant, on a regular and timely basis with all approved data and information about Client, its management, its products, and its operations and Client shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.

b.	Client shall promptly supply Consultant with full and complete copies of all filings with all Federal and State securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with Consultant’s assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/service brochures, sales materials, etc. Client shall supply to Consultant, within fifteen (15) days of execution of this Consulting Agreement, a complete list of all stockbrokers and market makers active in the stock of Client, and a complete list of all shareholders on 3-1/2 inch computer disk in ASCII delimited format.

c.	Consultant reports are not intended to be used in the sale or offering of securities. Accordingly, Client, by the execution hereof agrees to each of the points listed below and to indemnify and hold Consultant harmless for any breach of these representations and covenants.

i.	N/A.

ii.	Client will notify Consultant in writing a minimum of thirty (30) days prior to making any private or public offering of securities, including but not limited to S-8 filing or Regulation S unless prohibited by Federal Securities laws.

iii.	N/A.

iv.	Client will not use Consultant reports in connection with any offering of securities without the prior written consent of Consultant.

v.	N/A

d.	In that Consultant relies on information provided by Client for a substantial part of its preparations and report, Client represents that to the best of its knowledge, said information is neither false nor misleading, nor omits to state a material fact and has been reviewed and approved by counsel to Client and Client agrees to hold harmless and indemnify Consultant for any breach of these representations and covenants; and Client agrees to hold harmless and indemnify Consultant for any claims relating to the purchase and/or sale of Client securities occurring out of, or in connection with, Consultant’s relationship with Client, including, without limitation, reasonable attorney’s fees and other costs arising out of any such claims.

e.	In that Consultant shareholders, officers, employees, and/or members of their families may hold a position in and engage in transactions with respect to Client securities, and in light of the fact that Consultant imposes restrictions on such transactions to guard against trading on the basis of material nonpublic information, Client shall contemporaneously notify Consultant if any information or data being supplied to Consultant has not been generally released or promulgated.

8.    Representation, Undertakings and Indemnification

a.	Client shall be deemed to make a continuing representation of the accuracy of any and all material facts; material, information and data which it supplies to Consultant and Client acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its functions hereunder.

b.	Consultant, in the absence of notice in writing from Client, will rely on the continuing accuracy of material, information and data supplied by Client.

c.	Client hereby agrees to hold harmless and indemnify Consultant against any claims, demands, suits, loss, damages, etc., arising out of Consultant’s reliance upon the instant accuracy and continuing accuracy of such facts, material, information and data, unless Consultant has been grossly negligent in performing its duties and obligations hereunder.

d.	N/A.

e.	Client hereby authorizes Consultant to issue, in Consultant’s sole discretion, after notice to and approval by Client, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports or data supplied to analysts, broker-dealers, market makers, or other members of the financial community.

f.	Client shall cooperate fully and timely with Consultant to enable Consultant to perform its duties and obligations under this Consulting Agreement.

g.	The execution and performance of this Consulting Agreement by Client has been duly authorized by the Board of Directors of Client in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of Client.

h.	The performance by Client of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of Client or any contractual obligation by which Client may be bound.

i.	Client activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or State securities laws; any contract between Client and a potential investor in Client shall be such that Client would be acting merely as a consultant with respect to such prospective investor obligations under this Consulting Agreement.

j.	Client shall promptly deliver to Consultant a complete due diligence package to include latest 10K, latest 10Q, if any, last six (6) months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.

k.	Client shall act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of the materials and shall inform Consultant of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

9.    Representation and Indemnification of Consultant

a.	The execution and performance of this Consulting Agreement by Consultant has been duly authorized by the Board of Directors of Consultant in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of Consultant.

b.	Consultant’s activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under Federal or State securities laws.

10.    Agreement Not to Hire

Client acknowledges that Consultant has expended considerable time, effort and expense in training the respective employees of Consultant in the methods of operation, and that the employees of Consultant will acquire confidential knowledge and information as to accounts, customers and business patrons, as well as confidential knowledge and information concerning the methods, forms, contracts and negotiations of Consultant. Client agrees not to employ any employee of Consultant for a period of twelve months from the expiration or termination of this Contract, without the written consent of Consultant.

11.    Compensation

a.	Compensation payable to Consultant for all general investor relations services and other services hereunder, including but not limited to acquisition and merger services, shall be paid by Client to Consultant by the means and in the manner or manners as described in “Addendum A”, a copy of which is attached hereto and incorporated herein by this reference.

b.	All moneys payable hereunder shall be in U.S. funds and drawn on U.S. banks.

c.	For all special services, not within the scope of this Consulting Agreement, Client shall pay to Consultant such fee(s) as, and when, the parties shall determine in advance of performance of said special services, provided Client has agreed to said special services.

12.    Amendment

Client will not, by Amendment to its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of any term of this Consulting Agreement.

13.    Consultant as an Independent Contractor

Consultant shall provide said services as an independent contractor, and not as an employee or of any Client affiliated with Client. Consultant has no authority to bind Client or any affiliate of Client to any legal action, contract, agreement, or purchase, and such action cannot be construed to be made in good faith or with the acceptance of Client; thereby becoming the sole responsibility of Consultant. Consultant is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded Client employees. Consultant shall be solely responsible for any Federal, State or local taxes, and should Client for any reason by required to pay taxes at a later date, Consultant shall reassure such payment is made by Consultant and not by Client. Consultant shall be responsible for all workers compensation payments and herein holds Client harmless for any and all such payments and responsibilities related hereto.

14.    Consultant May Engage in Conflicting Activities

Client hereby acknowledges notification by Consultant and understands that Consultant does, and shall, represent and service other and multiple clients in the same manner as it does Client, and that Client is not an exclusive client of Consultant.

15.    Amendments

This Consulting Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

16.    Severability

If any provision of this Consulting Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.    Termination of Agreement

This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided in paragraph 4 above except as follows:

a.	Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;

b.	Upon the other party taking the benefit of any insolvency law;

c.	Upon the other party having or applying for a receiver appointed for either party;

d.	Upon the six month anniversary date of this Consulting Agreement provided that no less than 30 days prior written notice of such termination is given after a minimum of three months; and/or

e.	As provided for in paragraph 19 below.

18.    Arbitration

The parties agree to submit any controversy or claim arising out of, or relating to any provision(s) of the Agreement, or breach thereof, to binding Commercial Arbitration Rules of the American Arbitration Association of the state of incorporation of the client. Judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties and may be entered by either party in any court or forum, state or federal, having jurisdiction. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action.

19.    Non-waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party’s right to require such performance and shall in no way affect such party’s right subsequently to require full performance hereunder.

20.    Early Termination

In the event Client fails or refuses to cooperate with Consultant, or fails or refuses to make timely payment of the compensation set forth above, Consultant shall have the right to terminate any further performance under this Consulting Agreement. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and Consultant shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of Consultant’s damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

21.    Limitation of Consultant Liability

In the event Consultant fails to perform its work or services hereunder, its entire liability to Client shall not exceed the lessor of; (a) the amount of cash compensation Consultant has received from Client under paragraph 10 above or (b) the amount of cash, stock and other compensation Consultant has received from Client under Addendum A. In no event shall Consultant be liable to Client for any indirect, special or consequential damages, nor for any claim against Client by any person or entity arising from or in any way related to this Consulting Agreement.

22.    Ownership of Materials

All right, titles and interest in and to materials to be produced by Consultant in connection with this Consulting Agreement and other services to be rendered under said Consulting Agreement shall be and remain the sole and exclusive property of Consultant.

23.    Miscellaneous

a.	Effective date of representations shall be no later than the date of execution by the parties of this Consulting Agreement.

b.	Currency: In all instances, references to dollars shall be United States Dollars.

c.	This Consulting Agreement shall be governed by the laws of the State of Colorado, without giving effect to any conflicts of laws principles.

24.    Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either personal delivery, certified mail, express mail or other national or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice. Any notice required or permitted by this Consulting Agreement to be given shall be given to the respective parties at the address first written above, on page one (1) of this Consulting Agreement.

25.    Parent and Subsidiary Companies or Entities

This Consulting Agreement applies to all parent, subsidiary or affiliate Companies of Client.

26.    Exclusion with Respect to Partnership

The parties agree that, in no way, shall this Consulting Agreement be construed as being an act of partnership between the parties hereto and that no party hereto shall have, as a result of the execution of this Consulting Agreement, any liability for the commitments of any other party of any type, kind or sort.

27.    Inurement

This Consulting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

28.    Entire Agreement

This Consulting Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Consulting Agreement, or relating to the business of Consultant. This Consulting Agreement supersedes all previous agreements between Consultant and Client.

29.    Disclaimer

Consultant is not being retained to perform accounting or legal services on behalf of Client. Consultant is not licensed as a stock or securities broker and is not in the business of selling such stocks or securities or advising as to the investment viability or worth of such stocks or securities. It is the responsibility of Client to obtain advice of counsel and approve all materials published by Consultant to ensure compliance with Federal and State securities laws applicable to the activities of Client.

IN WITNESS WHEREOF , the parties hereto, intending to be legally bound, have executed this Consulting Agreement.

BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
By:	/s/ Jerry V. Schinella

WESTPORT STRATEGIC PARTNERS, INC.
By:	/s/ Michael Poricelli

ADDENDUM A

Compensation

Two-thousand five-hundred Dollars ($2,500) a month, payable in advance, on the first day of each month.